EXECUTIVE EMPLOYMENT AND NONCOMPETITION AGREEMENT


         THIS EXECUTIVE EMPLOYMENT AND NONCOMPETITION AGREEMENT (this "Agreement") entered into by and between EAGLE LAKE INCORPORATED, a Nevada corporation that will change its name to RVISION, INC. in connection with the closing of the transactions contemplated by the Consolidation Agreement, as defined below (the "Company"), and ERNEST T. CAMMER III ("Employee").

                                    RECITALS

         WHEREAS, pursuant to that certain Consolidation Agreement dated August 30, 2005 (the "Consolidation Agreement"), the Company has this date completed the acquisition of all of the outstanding equity ownership interests of Employee's previous employer as part of an integrated plan to consolidate certain business operations and technical and management resources in order to enhance access to substantial amounts of additional equity, and Employee, as a major equity owner in his previous employer and, therefore, in the Company as a result of such acquisition, desires to assure the continuity of the management and technical resources of the Company; and

         WHEREAS, the Company desires to employ Employee in an executive capacity on the terms and conditions and for the consideration hereinafter set forth for the period provided herein commencing upon the Effective Date, and Employee desires employment with the Company on such terms and conditions and for such consideration as set forth herein; and

         WHEREAS, Employee possesses significant capabilities and knowledge important for the development of the Company's business and the Company desires to provide incentive to Employee to provide his services to the Company; and

         WHEREAS, Employee has, and will acquire during the term of his employment, significant knowledge and experience in the Company's business and intimate knowledge of its customers, processes, trade secrets, and/or other business information, and the Company needs to protect its commercial goodwill and other assets.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the foregoing, the agreements set forth below, the parties' desire to preserve the value inherent in the Company for their mutual benefit, and for other valuable consideration (the receipt of which Employee hereby acknowledges), Employee, intending to be legally bound hereby, agrees with the Company as follows:

         1. Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts employment on the terms and conditions set forth herein, commencing at the time of Closing under the Consolidation Agreement (as the term "Closing" is defined in the Consolidation Agreement) (the "Effective Date"). The commencement of the employment term and the Effective Date are expressly subject to the consummation of the transactions contemplated by the Consolidation Agreement set forth therein, subject to extension by the parties thereto as provided by or permitted in such Consolidation Agreement. In the event that the Closing is not effected, this Agreement shall be null and void ab initio.

         2. Term of Employment. The term of Employee's employment shall begin on the Effective Date and shall continue for a period of five years, unless terminated earlier pursuant to other provisions of this Agreement. At the end of

Cammer Employment Agreement                                       Exec. 08/30/05
the initial term, the Agreement will renew for an additional one year, and continue to renew each year unless terminated pursuant to other provisions of this Agreement. The period during which Employee remains an employee of the Company may be referred to herein as the "Employment Period").

         3. Position. During Employee's employment with the Company, Employee shall serve as Senior Vice President--Sales and Integration of the Company. Employee shall report and be responsible to the board of directors of the Company.

         4. Scope of Services. Employee shall be responsible for assisting in the management of sales and marketing and controlling the integration and installation efforts for the Company. As Senior Vice President, he shall focus his time and energy in the business development, sales, marketing, and special projects (integration and installation) of the Company, and shall be responsible for assisting the President and COO to oversee and manage the day-to-day operations of Custom Federal, Inc. Employee agrees to devote Employee's full business time, attention, skills, and best efforts to the performance of Employee's duties hereunder and shall not, during Employee's employment by the Company, without the prior written approval of the Company's board of directors, be employed by or otherwise engaged in any other business activity requiring any significant amount of Employee's business time. During the Employment Period, the Employee (a) shall inform the Company of each actual business opportunity available to the Company that falls within or is related to the business plan of the Company or any Related Company (as hereinafter defined) of which he becomes aware (each such actual business opportunity a "Company Related Business Opportunity") and shall not, directly or indirectly, exploit any such Company Related Business Opportunity for his own account or others in competition with or planning to be in competition with the Company or any Related Company; and
(b) shall not render any services to any other such person or business to develop any such Company Related Business Opportunity, other than in his capacity as an employee of the Company or as otherwise approved by the board of directors of the Company.

         5. Salary, Compensation, and Benefits.

                  (a) Base Salary. The Company agrees to pay, and Employee agrees to accept a base salary of one hundred fifty thousand dollars ($150,000) per year ("Base Salary"). Employee's salary shall be payable upon the same schedule that the Company pays its employees generally. The Base Salary is subject to annual increases in the sole discretion of the board of directors of the Company; however, the board of directors shall conduct an annual review of the base salary and in no event may it be lowered during the term of the employment agreement. Employee will not be entitled to overtime or additional compensation as a result of services performed during evenings, weekends, holidays, or at other times.

                  (b) Bonus. Bonus payments and amounts shall be determined by the compensation committee of the Company's board of directors in its sole discretion in accordance with performance-based criteria applicable generally to the executive-level employees of the Company and its other majority-owned subsidiaries.

                  (c) Equity Participation. As soon as practicable following the Effective Date (and in no case later than 10 days following the Effective Date, Company shall grant to Employee options to purchase up to 425,000 shares of the Company's common stock (as adjusted for stock splits, combinations, recapitalizations, and the like occurring on and after the Effective Date) (such options the "Options"), with an exercise price of $1.50 per share with regard to the 20% of such options that vest during the first year following the Effective Date; with an exercise price of $2.25 per share with regard to the 20% of such options that vest during the second year following the Effective Date; with an exercise price of $3.00 per share with regard to the 20% of such options that vest during the third year following the Effective Date; with an exercise price of $3.75 per share with regard to the 20% of such options that vest during the fourth year following the Effective Date; and with an exercise price of $4.50

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Cammer Employment Agreement                                       Exec. 08/30/05
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per share with regard to the 20% of such options that vest during the fifth year following the Effective Date. One-sixtieth (1/60) of the total number of shares subject to the Options shall vest and become exercisable at the end of each month following the Effective Date on the same day of each month as the Effective Date, so that all shares subject to the Options will be fully vested on the fifth anniversary of the Effective Date. These Options will be exercisable for a period of seven years from the date of grant and will be incentive stock options to the extent permitted by applicable law. In the event that the Employment Period is extended as contemplated by Section 2 hereof, Company shall grant to Employee additional options within 10 days of the commencement of each year of the extended Employment Period exercisable for up to 100,000 shares of the Company's common stock (as adjusted for stock splits, combinations, recapitalizations, and the like occurring on and after the Effective Date) (all such options "Additional Options"). All Additional Options shall vest and be exercisable immediately upon grant, shall have a per-share exercise price equal to the per-share fair market value of the common stock at the time of grant, shall be exercisable for a period of five years from the date of grant, and shall be incentive stock options to the extent permitted by applicable law. Notwithstanding the foregoing, if on the date of grant of any such Additional Options the exercise price is required, because of the percentage of the Employee's stockholdings in the Company, to be greater than the market price as of the date of grant, at the Employee's election, such Additional Options shall either have the exercise price required by law or shall not be incentive stock options. All stock options, whether granted during the initial five-year employment term or any additional term of employment, will be granted pursuant to the Company's 2005 Long-Term Incentive Plan, as it may be amended and adopted from time to time.

                  (d) Fringe Benefits. During the Employment Period, Employee shall be entitled to the benefits of such group medical, travel and accident, short- and long-term disability, and term life insurance, if any, as the Company shall make generally available from time to time to the Company's executive officers.

                  (e) Other. During the Employment Period, Employee and, to the extent applicable, Employee's family, dependents, and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, that are now or may hereafter be available to executive employees of the Company generally. Such benefits, plans, and programs may include a profit sharing plan, a thrift plan, group medical insurance, dental insurance, vision insurance, travel and accident insurance, short-term and long-term disability insurance, life insurance, and a pension plan. The Company shall not, however, by reason of this subsection be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to executive employees of the Company generally.

                  (f) Reimbursement. The Company shall reimburse Employee (or, in the Company's sole discretion, shall pay directly), upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable out-of-pocket expenses incurred by Employee relating to the business or affairs of the Company or the performance of Employee's duties hereunder, including reasonable expenses respecting entertainment, travel, and similar items, provided that Employee shall have complied with the Company's regular reimbursement procedures and practices generally applicable from time to time to the Company's executive officers.

                  (g) Vacation. In addition to statutory holidays and other holidays declared by the Company that are of general applicability to the Company's employees, during the term of this Agreement, Employee shall be entitled to two weeks vacation each calendar year during Employee's employment,

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Cammer Employment Agreement                                       Exec. 08/30/05
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accruing ratably each month, to be taken in accordance with the procedures and practices generally applicable from time to time to the Company's employees, provided that such vacation time for any particular calendar year that accrues but is not taken shall carry over to subsequent calendar years.

                  (h) Withholding. The Company may withhold from Employee's compensation all applicable amounts required by law.

         6. Termination by the Company. The following provisions shall govern the termination of Employee's employment by the Company during the term of this Agreement.

                  (a) Termination by the Company for Cause. The Company shall have the right to terminate Employee's employment with the Company For Cause (as such term is hereinafter defined), effective upon notice of termination to Employee. As used herein, the term "For Cause" shall mean (i) Employee's repeated failure, in the reasonable judgment of the Company's board of directors, to substantially perform his assigned duties or responsibilities as Senior Executive Vice President of the Company as reasonably directed or assigned by the Company's board of directors (other than a failure resulting from the Employee's Disability); (ii) Employee engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company;
(iii) Employee's knowing violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company, which violation was or is reasonably likely to be injurious to the Company; (iv) Employee's material breach of the terms of any confidentiality agreement or invention assignment agreement between Employee and the Company; (v) repeated misuse (following at least one written warning from the Company) of alcohol, narcotics, or other controlled substances that is materially detrimental to the Company and that materially interferes with Employee's performance of his duties hereunder; or (vi) Employee being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude or fraud against, or the misappropriation of material property belonging to, the Company, provided, however, in all cases other than Employee being convicted of, or entering a plea of nolo contendere to, a felony, that prior to the Company having the right to terminate Employee's employment with the Company For Cause pursuant to this Subsection 6(a), (1) the Company's board of directors must first provide written notice to Employee describing in reasonable detail the basis upon which the Company would terminate Employee's employment with the Company For Cause and the Employee must have had opportunity to address the Company's board of directors, with counsel, regarding such alleged basis; and
(2) Employee shall have failed, during the period of 30 days following such opportunity to address the Company's board of directors, to remedy any such alleged basis for For Cause termination. In the event Employee's employment is terminated in accordance with this Subsection 6(a), the Company shall pay to Employee all amounts accrued through the Termination Date (as hereinafter defined), any unreimbursed expenses incurred pursuant to Subsection 5(f) of this Agreement, and any other benefits specifically provided to Employee under any benefit plan.

                  (b) Termination upon Death or Disability of Employee. This Agreement shall terminate immediately upon Employee's death or upon the Disability of Employee. In the event Employee's employment is terminated in accordance with this Subsection 6(b), the Company shall provide to Employee the Disability Termination Compensation as provided in Subsection 18(j).

                  (c) Other Termination by Company. In the event of any termination of this Agreement by the Company other than in accordance with subsections (a) or (b) of this Section 6, the Company shall provide to Employee the Full Termination Compensation as provided in Subsection 18(c).

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Cammer Employment Agreement                                       Exec. 08/30/05
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         7. Termination by Employee. The following provisions shall govern the termination of Employee's employment by Employee during the term of this Agreement.

                  (a) Termination for Good Reason. Employee's employment with the Company may be regarded as having been constructively terminated by the Company, and the Employee may therefore terminate his employment for Good Reason (as defined below), by providing written notice to the Company and thereupon become entitled to the Full Termination Compensation as provided in Subsection 18(c). For purposes of this section, "Good Reason" shall mean if, at any time during the Employment Period, one or more of the following events shall occur:

                           (i) without the Employee's express written consent,
the assignment to the Employee of any duties or the reduction of the Employee's duties, either of which results in a significant diminution in the Employee's position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities; provided, however, that upon and following the consummation of a Change of Control, Employee may not terminate his employment for Good Reason pursuant to this subsection, unless Employee is assigned a title lower than that of Senior Vice President--Sales and Integration of the controlling entity following the Change of Control or Employee is assigned any duties or his duties are reduced to a level inconsistent with the role of an Senior Vice President--Sales and Integration or higher role with such controlling entity;

                           (ii) without the Employee's express written consent,
a substantial reduction, without good business reasons, as determined by the Company's board of directors, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction;

                           (iii) a material reduction by the Company in the Base
Salary or bonus opportunity of the Employee as in effect immediately prior to such reduction;

                           (iv) a material reduction by the Company in the kind
or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced;

                           (v) the relocation of the Employee to a facility or a
location more than 25 miles from the Employee's then present work location without the Employee's express written consent;

                           (vii) the failure of the Company to obtain the
assumption of this Agreement by any successor; or

                           (viii) any material breach by the Company of any
material provision of this Agreement.

                  (b) Voluntary Termination. Employee may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Employee, by providing written notice to the Company in accordance with Section 23 below. In the event Employee voluntarily terminates his employment other than pursuant to Subsection 7(a), the Company shall pay to Employee all amounts accrued through the Termination Date, any unreimbursed expenses incurred pursuant to Subsection 5(f) of this Agreement, and any other benefits specifically provided to Employee under any benefit plan. In the event that Employee voluntarily terminates his employment other than pursuant to Subsection 7(a) on or prior to December 31, 2007, the portion of the RVision Earnout Consideration (as defined in the Consolidation Agreement) not yet earned

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Cammer Employment Agreement                                       Exec. 08/30/05
as of the Termination Date shall be forfeited by the Employee, and the Company shall have the assignable right, but not the obligation, to redeem or repurchase all or any portion of the shares of the Company's common stock issued to the Employee under the Consolidation Agreement (other than shares that constitute RVision Earnout Consideration); provided, however that:

                           (i) there shall be no such right of redemption or
repurchase respecting 25% of the shares of the Company's common stock issued to the Employee under the Consolidation Agreement (other than shares that constitute RVision Earnout Consideration), and such right of redemption or repurchase shall expire respecting an additional 3.125% of all shares of the Company's common stock issued to the Employee under the Consolidation Agreement on the last day of each month, commencing January 31, 2006, such that after the last day of 2007, all such rights of redemption or repurchase held by the Company in the Employee's shares shall have expired; and that

                           (ii) the price paid by the Company in the exercise of
such right of redemption or repurchase shall initially be the lower of (1) $0.25 per share through December 31, 2005, plus an amount equal to $0.025 per share for each calendar month elapsing after December 31, 2005, and (2) the average market price for such common stock for the 10 trading days following the fifth trading day following the termination of the employment relationship pursuant to Subsection 7(b) and Market Price, as determined in accordance with Subsection 18(k); and that

                           (iii) the Company shall exercise such right of
redemption or repurchase by giving written notice to the Employee, pursuant to
Section 23, within 100 days after the Termination Date, in which case such right of redemption or repurchase must be consummated within 120 days after the Termination Date; and that

                           (iv) upon Termination pursuant to this Subsection
7(b), any shares not redeemed or repurchased as provided above shall become subject to an extended restricted period that will last until December 31, 2007, whereby the Employee may not, directly or indirectly, sell, offer to sell, contract to sell (including any short sale), grant any option to purchase, or otherwise transfer or dispose (other than to donees who agree to be similarly bound) such shares in any public trading market that may then exist; and that

                           (v) if the Company purchases at least 25% of the
Employee's shares of the Company's common stock issued to the Employee under the Consolidation Agreement of the Company, such purchase shall be deemed to constitute Equity Liquidity; and that

                           (vi) a legend noting the existence of the foregoing
rights of redemption or repurchase shall be placed conspicuously on the face of all certificates evidencing the shares of the Company's common stock issued to the Employee under the Consolidation Agreement.

         8. Resignation upon Termination. The termination of this Agreement for any reason shall also constitute the automatic resignation by Employee from all positions held by Employee as an employee (but not as a consultant or a director) of the Company and all Affiliates of the Company, including any position as a manager, officer, agent or trustee of the Company or any Affiliate of the Company. Upon the request of the Company, Employee shall deliver to the Company such written confirmation of such resignation as the Company may reasonably request.

         9. Exit Interview. To ensure a clear understanding of this Agreement, including but not limited to the protection of Employer's business interests, Employee agrees, at no additional expense to Employee, to engage in an exit interview with Employer at a time and place as may be reasonably designated by Employer.

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Cammer Employment Agreement                                       Exec. 08/30/05
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         10. Confidential Information. The Company hereby agrees to provide the
Employee with, and the Employee hereby acknowledges that he will be made aware of, certain confidential business information, trade secrets, innovations and inventions, expertise and know-how, customer information, and other nonpublic information concerning the business of Company and the Related Companies including (a) any and all trade secrets concerning the business and affairs of the Company, costs, bidding practices, price lists, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information of the Company), and any other information, however documented; and (b) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials); and (c) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing ("Confidential Information"). Employee further acknowledges that such information, even though it may be contributed, developed, or acquired by the Employee, constitutes valuable, special, and unique assets of the Company, which are to be used by the Employee solely for the Company's benefit. The Employee further acknowledges that the Confidential Information includes "trade secrets." In addition to the other protections provided herein, all trade secrets shall be accorded the protections and benefits of the Uniform Trade Secrets Act and any other applicable law.

         11. Confidentiality of Information. The Employee shall not, during the Employee's employment and for a period of two years thereafter, divulge or disclose to any third person, firm, or company, or make personal or non-Company use of, any Confidential Information. These obligations of nondisclosure shall not apply to information that: (a) is in the public domain or is generally known or available, or hereafter becomes part of the public domain or is generally known or available through no violation of this Agreement; (b) is henceforth lawfully acquired by the Employee from any third party not bound, to the actual knowledge of the Employee, by an obligation of confidence to the Company; (c) is required, pursuant to judicial action or governmental regulations or other requirements, to be disclosed by the Employee, provided that the Employee has notified the Company of such imminent disclosure and cooperates with the Company in the event that the Company elects to contest and avoid such disclosure; or
(d) is approved for release by prior written authorization from the Company. Notwithstanding anything to the contrary contained herein, Employee may disclose this Agreement and any other agreement to which Employee is or to which Employee may become a party to Employee's immediate family, attorneys, accountants, auditors, tax preparers, and financial advisors and otherwise insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

         12. Return of Information. Upon termination or expiration of this Agreement, or at any time the Company may request, the Employee shall return to the Company, and will not keep in his possession, all Confidential Information, including documents, drawings, computer files, or any other information in tangible form.

         13. Noncompetition. While Employee is an employee of the Company and for a period of two years following the Termination Date (the "Noncompetition Period"), Employee agrees that Employee will not, singly, jointly, or as a partner, member, employee, agent, officer, director, stockholder (except as a holder, for investment purposes only, of not more than 1% of the outstanding

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Cammer Employment Agreement                                       Exec. 08/30/05
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stock of any company listed on a national securities exchange or actively traded in a national over-the-counter market), equity holder, lender, consultant, independent contractor, or joint venturer of any other person, or in any other capacity, directly or beneficially, own, manage, operate, join, control, participate in the ownership, management, operation or control of, permit the use of his name by, work for, provide consulting, financial or other assistance to a Competing Business (as hereinafter defined) anywhere in the Protected Territory (as hereinafter defined). Notwithstanding the foregoing provisions of this Section 13, subject to the provisions of Subsection 7(b)(v), the Noncompetition Period will terminate 120 days following the Termination Date
(the "Equity Liquidity Date") unless the Company provides Employee with Equity Liquidity by such Equity Liquidity Date. The company's failure to provide the Employee with the Equity Liquidity by such Equity Liquidity Date shall not relieve the Company of its obligation to pay and provide the Equity Liquidity to Employee.

         14. Nondisparagement. Employee shall not, during or after the term of this Agreement (a) attempt or seek to cause any of the customers of the Company to refrain from maintaining, selling to, or acquiring from or through the Company any service or product relating to the Company's business as conducted during the term of this Agreement; or (b) openly disparage the Company or any of its equity holders, directors, officers, employees, or agents, which has or may reasonably be expected to have a material adverse effect on a current or prospective business relationship with a current or prospective customer, supplier, investor, direct or indirect equity owner, or creditor.

         15. Nonsolicitation. During the Noncompetition Period, Employee agrees that Employee shall not: (a) employ, retain, engage (as an employee, consultant, or independent contractor), or induce or attempt to induce to be employed, retained, or engaged, any person that is or was during the Noncompetition Period an employee, consultant, or independent contractor of the Company; (b) induce or attempt to induce any person that during the Noncompetition Period is an employee, consultant, or independent contractor of the Company to terminate his or her employment or other relationship with the Company; (c) induce or attempt to induce any person that is a customer of the Company or that otherwise is a contracting party with the Company during the Noncompetition Period to terminate any written or oral agreement, understanding, or other relationship with the Company; or (d) solicit any direct or indirect customers of the Company or any Related Company within the Protected Territory for a Competing Business.

         16. Employee's Representations and Warranties. Employee represents and warrants that Employee is not a party to any other employment, noncompetition, or other agreement or restriction that could interfere with Employee's employment with the Company or Employee's or the Company's rights and obligations hereunder and that Employee's acceptance of employment with the Company and the performance of Employee's duties hereunder will not breach the provisions of any contract, agreement, or understanding to which Employee is party or any duty owed by Employee to any other person. Employee further warrants that Employee has provided to the Company a copy of any employment agreement, consulting agreement, noncompetition covenant, nondisclosure agreement, or other agreement, covenant, understanding, or restriction with respect to any employment, consultancy, or confidentiality of information thereunder, to which Employee is subject or a party, and that such copy is a true and correct representation of such agreement, provided that the Employee may redact from such document any provision specifying the amount of financial remuneration and other highly sensitive information. The Employee hereby represents and warrants to the Company that he has the legal capacity to execute and perform this Agreement, that this Agreement is a valid and binding agreement enforceable against him according to its terms, and that the execution and performance of this Agreement by him does not violate the terms of any existing agreement or understanding, written or oral, to which the Employee is a party or any judgment or decree to which the Employee is subject.

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Cammer Employment Agreement                                       Exec. 08/30/05
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         17. Excise Tax and Gross-Up Payments. If any payment Employee receives or would receive pursuant to this Agreement (any such payment a "Payment") will be subject to the excise tax imposed by Section 4999 of the Internal Revenue
Code of 1986, as amended, or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount equal to the Excise Tax imposed upon the Payments made to the Employee in excess of 10% above the capped limit of 2.99 times the base amount as such term is defined in Section 280G of the Internal Revenue Code, and any Excise Tax imposed upon the Gross-Up Payment. An initial determination (the "Determination") as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company's expense by an accounting firm selected by the Company (the "Accounting Firm"). The Accounting Firm shall provide its Determination, together with detailed supporting calculations and documentation to the Company and Employee within 30 days of the effective date of the Termination Date, or such other time as requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by Employee with respect to a Payment, it shall furnish Employee with an opinion that no Excise Tax will be imposed with respect to any such Payment. Employee shall have 30 days to dispute the Determination. The Company shall pay the Gross-Up Payment, if any, to Employee within 30 days of the receipt of the Determination, regardless of whether Employee has disputed the Determination. Upon the final resolution of a dispute, the Company shall promptly pay to Employee any additional amount required by such resolution and such resolution shall be binding, final, and conclusive upon the Company and Employee. If there is no dispute, the Determination shall be binding, final, and conclusive upon the Company and Employee. Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company withholds from the Payment.

         18. Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning hereby assigned to them as follows.

                  (a) Competing Business. "Competing Business" shall mean any one or more of the following: (i) any business that engages in the development and marketing of surveillance products; (ii) any other business in which the Company engages in following the Effective Date that the Company is actively continuing as of the Termination Date; or (iii) any other business in which the Company develops an intention to engage on or before the Termination Date, as determined by resolution of the Company's board of directors, and for which the Company prepared business plan on or before the Termination Date or for which the Company commissioned a business plan on or before the Termination Date.

                  (b) Disability. Employee shall be deemed to have a "Disability" for purposes of this Agreement if Employee is substantially unable to perform Employee's duties under this Agreement either for more than 180 days, whether or not consecutive, in any 12-month period by reason of a physical or mental illness or injury. Time spent for vacation under Subsection 5(g) shall not be taken into account in the foregoing calculation for purposes of determining Disability.

                  (c) Full Termination Compensation. "Full Termination Compensation" shall mean:

                           (i) all amounts accrued to Employee through the
Termination Date, any unreimbursed expenses incurred pursuant to Subsection 5(f) of this Agreement, and any other benefits specifically provided to Employee under any benefit plan;

                                       9
Cammer Employment Agreement                                       Exec. 08/30/05

                           (ii) the continuation of Employee's Base Salary for
24 months, payable on the Company's payroll payment dates;

                           (iii) Equity Liquidity by the Equity Liquidity Date;

                           (iv) the continuation, at the Company's expense, of
group medical coverage under the same terms as in effect at the Termination Date for the earlier of (1) three months past the Termination Date, or (2) until Employee obtains alternate health insurance coverage, in addition to any health insurance continuation obligation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); and

                           (v) full acceleration of all vesting of Options and
any other options or shares of capital stock that may be subject to vesting, so that all Options and any other options and shares subject to any vesting will be immediately vested and exercisable as of and for a period of two years following the Termination Date.

                  (d) Person. The term "person" shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency, or political subdivision thereof.

                  (e) Protected Territory. "Protected Territory" shall mean the world.

                  (f) Termination Date. "Termination Date" shall mean the date Employee ceases to be employed by the Company.

                  (g) Related Company. "Related Company" means any Affiliate (as defined below) of the Company that is engaged in a business substantially similar to, complementary with, or directly related to the business in which the Company is engaged during the Employment Period.

                  (h) Affiliate. "Affiliate" means, with respect to a person, another person that controls, is controlled by, or is under common control with such person.

                  (i) Change of Control. For purposes of this Agreement, a "Change of Control" means either: (i) consummation of the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company's stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (ii) consummation of a sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions.

                  (j) Disability Termination Compensation. "Disability Termination Compensation" shall mean:

                           (i) all amounts accrued to Employee through the
Termination Date, any unreimbursed expenses incurred pursuant to Subsection 5(f) of this Agreement, and any other benefits specifically provided to Employee under any benefit plan;

                                       10
Cammer Employment Agreement                                       Exec. 08/30/05

                           (ii) the continuation for a period of 12 months of
Employee's Base Salary, payable on the Company's regular payroll payment dates;

                           (iii) the continuation, at the Company's expense, of
group medical coverage under the same terms as in effect at the Termination Date for the earlier of (1) two months past the Termination Date, or (2) until Employee obtains alternate health insurance coverage, in addition to any health insurance continuation obligation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); and

                           (iv) full acceleration of all vesting of Options and
any other options or shares of capital stock that may be subject to vesting, so that all Options and any other options and shares subject to any vesting will be immediately vested and exercisable as of and for a period of two years following the Termination Date.

                  (k) Equity Liquidity. "Equity Liquidity" shall consist of, at the discretion of the Company, either: (i) the Company transferring, or otherwise making available, immediately available funds to Employee in an aggregate amount of up to one million, two hundred and fifty thousand dollars ($1,250,000) (with such amount up to $1,250,000 to be determined by Employee) in exchange for shares of the Company's common stock held by Employee as of the date of exchange at a price equal to the Market Price (as defined below), subject to Employee's tender to the Company of a sufficient number of shares to yield the aggregate liquidation amount as so calculated, with Employee retaining all other shares owned by Employee in the Company; or (ii) the Employee being able to sell publicly within 30 days of Employee's decision to so sell, up to $1,250,000 in shares of the Company's common stock (with such amount up to $1,250,000 determined by the Employee) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or Rule 144(k) promulgated thereunder, subject to Employee owning a sufficient number of shares to yield the aggregate liquidation amount as so calculated, with Employee retaining all other shares owned by Employee in the Company. For the purposes of this subsection, the term "Market Price" means, as of any date, the value of a share of common stock determined as follows: (I) if the common stock is listed on any registered national stock exchange or quoted on The Nasdaq Stock Market, Market Price shall be the average of closing sales prices for such stock (or the closing bid, if no sales were reported) for the five trading days ending on the close of trading on the third trading day preceding the Termination Date as quoted on such exchange or market on the day of determination, as reported by Nasdaq, The Wall Street Journal, or such other reliable source as the Company deems reliable; (II) if the common stock is regularly quoted in an interdealer quotation medium, but sales prices are not reported, the Market Price shall be the mean between the high bid and low asked prices for the common stock for the five trading days ending on the close of trading on the third trading day preceding the Termination Date, as reported by such interdealer quotation medium, The Wall Street Journal, or such other source as the Company deems reliable; or (III) in the absence of an established market for the common stock, the Market Price shall be determined in good faith by the board of directors of the Company. The Market Price, as determined in accordance with the foregoing, shall be conclusive in the absence of manifest error.

         19. Registration Rights. Contemporaneously with the execution of this Agreement, Employee and Company are entering into a registration rights agreement setting forth the terms and conditions under which Company agrees to register for sale under the Securities Act of 1933, as amended, certain securities of the Company.

         20. Waivers and Amendments. The respective rights and obligations of the Company and Employee under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of a duly authorized representative of the Company and Employee.

                                       11
Cammer Employment Agreement                                       Exec. 08/30/05

         21. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the Company's successors and assigns.

         22. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersedes in their entirety all other or prior agreements, whether oral or written, with respect thereto.

         23. Notices. Any notice, demand, request, or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally served; as of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; one day after the date so sent, if delivered by overnight courier service; or five days after the date so mailed, if mailed by certified mail, return receipt requested, addressed as follows:

         If to the Company, addressed to:       RVision, Inc.
                                                2365 A Paragon Dr.
                                                San Jose, CA  95131
                                                Telephone: (408) 437-5777
                                                Facsimile: (408) 437-9923

         with a copy to:                        Kruse Landa Maycock & Ricks, LLC
                                                Attn:  James R. Kruse
                                                50 West Broadway, Eighth Floor
                                                Salt Lake City, UT  84101
                                                Telephone: (801) 531-7090
                                                Facsimile: (801) 531-7091

         If to Employee, to the address set forth on the signature page of this Agreement or at the current address listed in the Company's regular payroll records.

         24. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of California (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

         25. Consent to Jurisdiction and Venue.

                  (a) Jurisdiction. Each of the parties hereto hereby consents to the jurisdiction of all state and federal courts located in Santa Clara County, California, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or any of the transactions contemplated hereby, including any proceeding relating to ancillary measures in aid of arbitration, provisional remedies, and interim relief, or any proceeding to enforce any arbitral decision or award. Each party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this section, or to challenge or set aside any decision, award, or judgment obtained in accordance with the provisions hereof.

                  (b) Venue. Each of the parties hereto hereby expressly waives any and all objections it may have to venue, including the inconvenience of such

                                       12
Cammer Employment Agreement                                       Exec. 08/30/05
forum, in any of such courts. In addition, each party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

         26. Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.

                  (a) Headings. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                  (b) Mutual Terms. The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

                  (c) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument. Counterpart signatures of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement this 30th day of August, 2005

COMPANY:                                       EMPLOYEE:
-------                                        --------

EAGLE LAKE INCORPORATED


By: /s/ Howard S. Landa                        /s/ Ernest T. Cammer III
    ----------------------------------         ---------------------------------
Name:  Howard S. Landa                         Ernest T. Cammer III
Title: President                               Address: [private]

                                       13
Cammer Employment Agreement                                       Exec. 08/30/05